Exhibit 99.1

JPMorgan Chase & Co. 383 Madison Avenue, New York, NY 10179-0001 NYSE symbol: JPM www.jpmorganchase.com

News release: IMMEDIATE RELEASE

JPMorganChase To Redeem All $3.0 Billion Of Its

Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series HH

Represented By Depositary Shares

New York, January 27, 2025 – JPMorgan Chase & Co. (NYSE: JPM) (“JPMorganChase” or the “Firm”) has announced that on February 1, 2025 it will redeem all of the 300,000 outstanding shares of its Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series HH (“Series HH Preferred Stock”). The shares of Series HH Preferred Stock are represented by 3,000,000 depositary shares (CUSIP: 48128BAG6), with each depositary share representing a one-tenth interest in a share of Series HH Preferred Stock. The redemption price per share for the Series HH Preferred Stock will be $10,000 (equivalent to $1,000 per depositary share).

Payment of the redemption price will be made on February 3, 2025, the first business day after the redemption date of February 1, 2025, upon presentation and surrender of the depositary receipts evidencing the depositary shares to be redeemed to Computershare Inc., as Depositary, at 150 Royall Street, Canton, Massachusetts 02021. Depositary shares held in book-entry form shall be surrendered in accordance with applicable procedures of The Depository Trust Company.

February 1, 2025 is also the final dividend payment date for the Series HH Preferred Stock and the depositary shares. The record date for that dividend is January 2, 2025.

JPMorgan Chase & Co. (NYSE: JPM) is a leading financial services firm based in the United States of America (“U.S.”), with operations worldwide. JPMorganChase had $4.0 trillion in assets and $345 billion in stockholders’ equity as of December 31, 2024. The Firm is a leader in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing and asset management. Under the J.P. Morgan and Chase brands, the Firm serves millions of customers in the U.S., and many of the world’s most prominent corporate, institutional and government clients globally. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.

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Investor Contact:	Mikael Grubb	Media Contact:	Joseph Evangelisti
	212-270-2479		212-270-7438